Etsy Sharpens Focus on Key Growth Initiatives
Doubles down on key initiatives to drive GMS in Etsy’s core marketplace
Realigns internal resources and reduces global headcount by approximately 15%

BROOKLYN, N.Y., June 21, 2017-- Etsy, Inc. (NASDAQ: ETSY), which builds markets, services, and economic opportunity for creative entrepreneurs, today announced that it is sharpening its focus on key initiatives and realigning internal resources to pursue the highest-growth opportunities in order to deliver value to its stakeholders. Areas of prioritization include enhancing search and discovery, improving the buyer journey, driving frequency, maximizing the effectiveness of our marketing spend, and providing world-class seller marketing tools.

Josh Silverman, Etsy’s Chief Executive Officer, commented, “My conviction that Etsy has a unique opportunity within the ecommerce space has intensified during my initial weeks as CEO. Our vibrant community, strong brand affinity, 45 million listings, and ability to connect people through commerce provide us with a differentiated offering and solid foundation for growth. By focusing on our ‘vital few’ initiatives, we will be a more disciplined company that is better positioned to create the world’s most compelling buying and selling experience.”

We are realigning our resources to support these critical areas and enable faster execution. As a result, we are also reducing our headcount by approximately 140 positions, or approximately 15% of our total current workforce. This is in addition to the headcount reductions announced on May 2, 2017, bringing total eliminated positions to approximately 230, or an approximate 22% reduction compared to our headcount at the end of 2016.

Josh continued, “In order to drive focus, we took decisive steps to double down on the fewest, highest-impact initiatives in our core marketplace while de-prioritizing other projects and streamlining our resources. Parting ways with our colleagues is not easy and I am thankful for their contributions. We are moving forward with a more nimble structure that supports our current business needs and allows for faster execution so we can better serve creative entrepreneurs around the world.”

The headcount reductions will include primarily marketing, product management, and general & administrative positions. The majority of eliminated positions will be in our Brooklyn headquarters, but we will also streamline operations in our global offices.We remain committed to leveraging our scalable model in order to support sellers around the world and pursue global growth opportunities. Within marketing, we remain focused on buyer acquisition initiatives, but are pausing brand marketing initiatives for the remainder of 2017.

We expect to incur employee severance charges and other exit costs of $6.0 million to $8.8 million related to today's announcements. This is in addition to approximately $6.5 million to $8 million of severance charges and other exit costs we now expect to incur for the reductions announced in May.

About Etsy
Etsy operates markets where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. Etsy also offers a wide range of seller services and tools that help creative entrepreneurs start, grow and manage their businesses. The Etsy community includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, retailers and manufacturers who partner with Etsy sellers to help them grow their businesses and Etsy employees who maintain our platform and nurture our ecosystem. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we're committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Forward-Looking Statements
This press release (including statements quoted in this press release) contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to Etsy’s ecommerce opportunity, ability to drive marketplace sales, ability to execute in its key areas of prioritization and deliver value to its stakeholders, opportunity for future growth, estimates regarding the expected costs and benefits of realignment and cost-savings initiatives, business structure, and business strategies and plans. Forward-looking statements include all statements that are not historical facts. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, Etsy’s ability to achieve the intended results of its realignment and cost-savings initiatives and successfully execute against its key areas of prioritization. These risks and uncertainties are more fully described in Etsy’s filings with the Securities and Exchange Commission, including the Quarterly

Report on Form 10-Q for the quarter ended March 31, 2017. Forward-looking statements represent Etsy’s beliefs and assumptions only as of the date of this press release. Etsy disclaims any obligation to update forward-looking statements.

Contacts
Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Contacts:
Kelly Clausen, press@etsy.com